Exhibit 3.5

Sole Proprietorship “Jinjiang Hengda Ceramics Co., Ltd”.
Operation Charter

Chapter I General Provisions

Article 1    Pursuant to “PRC Joint Venture Enterprise Law”, Stand Best Creation Limited submitted application on April 20, 2008 in Jinjiang City, Fujian Province for the formulation of “Jinjiang Hengda Ceramics Co., Ltd” (the “Company”) Charter, which thereby invalidates the previous contract charter and the amendments thereof.

Article 2    The Company name is “Jinjiang Hengda Ceramics Co. Ltd”.
Legal Address:    Junbing Industrial Zone, Anhai, Jinjiang City

Article 3    Name of Investor and legal address
Investor:   Stand Best Creation Limited
Address:          Flat C6 12th Floor,
  Sunway Garden
  99 King's Road, Quarry Bay
  Hong Kong
Legal Representative:    Wong Kung Tok

Article 4    The Company is a limited liability company.

Article 5    The Company has secured Chinese legal person qualification, will be regulated and protected by the PRC law and will operate in accordance with PRC law, regulations and the rule of relevant policies in all its activities.

Chapter II          Scope of Operation

Article 6    Scope of Operation: produce construction ceramics of all types.

Article 7    Scale of Production: produce construction ceramic wall and floor tiles exceeding 222 square meters per annum.

Article 8    Product Sales Ratio: 80% for export; 20% for domestic market

Chapter III    Total Investment and Registered Capital

Article 9    The Company’s total investment is RMB 58,980,000 and registered capital is RMB 58,980,000.

Article 10   The Company’s registered capital has been paid.  The investor has tangible assets as contribution of capital, which should be appraised by appraisal agency in accordance to the regulations of “Fujian Province Foreign Business Investment Tangible Assets Appraisal Methods (Provisional)”.  After the payment of capital contribution for each period, a Chinese certified account firm should be hired to verify and issue verification of capital report, which should be submitted to the “certification agency” and “industry and commerce administration and regulation agency” for record.

Article 11    The increase, assignment of the Company’s registered capital, or spin-off, merger or any other event that  causes material change to the  capital should be approved by the certification agency, and an application of change registration should be submitted to the “industry and commerce administration and regulation agency” .

Chapter IV    Board of Directors

Article 12    The date of issuance of the Company’s operation permit shall be the date of the founding of the Company’s board of directors.

Article 13    The board is composed of 3 directors appointed by the investor, of whom one is Chairman of the Board and one is Vice Chairman (see attached chart).  The Chairman of the Board is the Company’s legal representative.

Article 14    The term of the directors is 3 years, and is renewable upon re-appointment by the investor.

Article 15    The board meeting should have meeting minutes regarding the decision on the matters and issued discussed and, upon securing signatures of the directors present at the meeting, be submitted for vote as Board’s resolution, each person representing one vote.
The Board of Directors is accountable to the general shareholder assembly and performs the following functions:
(1)           Convene shareholder meetings and present operation reports to the shareholders
(2)           Execute shareholder resolutions
(3)           Determine the Company’s operation plan and investment strategy
(4)           Formulate the Company’s annual fiscal budget plan and budget balance plan
(5)           Formulate the Company’s profit distribution plan and loss remedy plan
(6)           Formulate the plan for increasing or decreasing the Company’s registered capital and the  plan for issuance of the Company debt securities
(7)           Formulate the plan for merger, spin-off, dissolution of the Company or for alteration of the Company’s structure
(8)           Decide on the appointment or firing of the Company’s managers and other remuneration matters, and based on the manager’s nomination, decide the appointment or firing of the Company’s assistant manager, finance executive and other remuneration matters.
(9)           Decide the establishment of the internal management organization within the co.

(10)           Formulate the Company’s general management system
(11)           Perform other functions stipulated in the Company’s Charter

Article 16    The Terms of the Investor Are Mainly as Follows
(1)           Amend the Company’s Charter
(2)           Make adjustment of the total amount of the Company’s investment and registered capital
(3)           Assign the Company’s equity
(4)           Pledge the Company’s equity to the creditor
(5)           The merger of the Company or establishment
(6)           Pledge the Company’s asset
(7)           Decide on the establishment of Company’s affiliates
(8)           Decide on the matters regarding Company’s cease of operation, dissolution and liquidation

Article 17    In the event of his inability to perform his functions, the Chairman of the Board should authorize another person as representative to perform (his functions); If the Board of Director did not explicitly authorize (another person), Vice Chairman should act (as his representative)

Article 18    The Board must have at least one meeting (annual meeting) a year, convened and presided over by the Chairman, at the Company’s address or at another location designated by the Board;  upon the recommendation of more than one director (one third of the total number of directors), the Chairman should convene interim meeting(s).
The notification about convening a Board meeting must include time and date of the meeting, location and agenda, and must be delivered in written form to all directors 10 days prior to the proposed meeting.
The Board meeting minutes must be filed and maintained.

Article 19    The Board annual meeting and interim meeting(s) cannot be convened unless there are 2 directors (two thirds of all the directors) attending.
Each board director has one right for one vote.

Article 20    Each party has the obligation to ensure that the appointed director will attend the Board annual meeting and interim meeting(s).
In the event that a director is not able to attend the board meeting, he must issue letter of authorization to appoint another person to attend the meeting(s).

Article 21    If directors appointed by one or several parties (Investor) do not attend the Board meeting nor authorized other representatives to attend the meeting, resulting in the inability of the Board meeting to reach resolutions regarding the Law, statutes and  other important company matters set forth this Charter, the other parties may send written notification once more time to the director(s) or their/his representatives who failed to attend the Board meeting to his/their address, urging him/them to attend the Board meeting within  the stipulated dates.

Article 22    The notification (of urging him/them to attend the Board meeting) hereof must be sent, in the form of two-way registered mail, at least 60 days prior to the determined dates of the meeting, and must indicate that the addressee(s) must reply, in written form within 45 days after the notification is sent, whether he/they will attend the Board meeting.  Failure by the addressee(s) to reply within the stipulated period whether he/they will attend the Board meeting will be considered to be forfeiting his/their voting right.   Upon receiving delivery confirmation of the two-way registered mail, the sender of the notification (or his authorized representative) may convene special board meeting; notwithstanding that the number of directors  legally required for convening the Board meeting, upon unanimous approval of the all the directors present at eh special board meeting, the directors present can still make valid resolutions regarding the important issues and matters of the Company.

Article 23    The directors who do not hold office in the Company’s operation and management organization will not receive salary from the Company.
All the cost in connection with convening Board meetings will be born by the Company.

Chapter V    Supervisor

Article 24    The Company does not have supervisor committee; will have one supervisor, appointed by the investor.

Article 25    The term of the supervisor is 3 years, renewable upon the re-appointment by the investor.

Article 26    Directors and senior management officers cannot be also appointed as the supervisor.

Article 27    The supervisor performs the following functions:
1,           Examine the Company’s finances
2,           Monitor the behavior and activities of the senior management personnel who performs the Company’s functions and make recommendation for the dismissal of the directors and senior management personnel who violated the Law, administrative regulations and the Company’s Charter.
3,           When behavior and activities of the director or senior management personnel harm the interests of the Company, demand them take corrective or remedial action.
4,            Make proposal to the investor
5           File lawsuit against the director or senior management personnel;
6           May conduct investigation upon discovery of abnormalities in the Company’s operation, and, when necessary, may appoint accounting firms for assistance in the investigation, with all costs born by the Company.

Chapter VI    Operation and Management Structure

Article 29    The Company has one General Manager, with Assistant General Manager currently vacant; General Manager and Assistant General Manager are appointed by the Board of Directors.

Article 30    The General Manager reports directly to the Board, execute each and every resolution of the Board, organize and lead the Company’s routine production and technical operation and manager work; Assistant General Manager assists the General Manager in his work and act in his capacity in his absence.

Article 31    The term of the General Manager and Assistant General Manager is 3 years, renewable upon the reappointment by the Board.

Article 32    Upon the appointment by the Board, Chairman of the Board or Board directors may also be General Manager or Assistant General Manager or other senior executive officer. General Manager and Assistant General Manager cannot also be the General Manager or Assistant General Manager of other economic organizations and cannot participate in other economic organizations’ competing activities against the Company.

Article 33    General Manager and Assistant General Manager and other senior executive officers must submit written report when they request resignation; if there are activities of malpractice and fraud or serious breach of responsibilities committed by the above personnel, they can be dismissed anytime upon the resolution of the Board and, if such activities have violated regulations and law, will be held criminally liable in accordance to the Law.

Chapter VII    Tax, Finance and Accounting

Article 34    In accordance to the relevant PRC Law and regulations, the Company pays all the required taxes and enjoys the favorable treatment of reduced tax (rate).

Article 35    The Company must establish financial accounting system in accordance to the PRC Law, statutes and regulations of financial administration authorities, and file with the financial administration and tax agencies at the Company’s location.

Article 36    The Company’s fiscal year starts on January 1 and ends on December 30 of the Gregorian calendar.

Article 37    The Company’s produced accounting certificates, accounting books and accounting reports should be written in Chinese.  The Company’s annual fiscal reports and account clearing/settlement reports must be drawn in the format that complies with the rules and regulations of Chinese financial and tax organizations, and must be verified with a report by the appointed accountants certified in China.

Article 38    The base currency of the Company for accounting purpose is Renmingbi, the conversion of which to other currencies will be calculated at the actual date of conversion according to the conversion rate published by PRC State Foreign Currency Regulatory Authority.

Article 39    The following must be carried on the Company’s accounting books:
1,           All the cash income of the Company
2,           The sales and purchases of all the materials by the Company
3,           The situation of Company’s registered capital and debt

Article 40    The Company’s accounting department must submit annual balance sheet report to the financial and tax organizations, and file with certification agency and industry and commerce administration and regulation agency for record.

Chapter VIII    Foreign Currency Management

Article 41    The Company’s foreign currency matters must be handled in accordance to the relevant PRC statutes regarding foreign currency management .

Article 42    With the permit issued by the industry and commerce administration and regulation agency, the Company may open accounts in the banks that are allowed to conduct foreign currency transactions and is to be regulated by the account-holding bank with regard to receiving and remitting transactions.

Chapter IX    Sale and Purchase

Article 43    The sale price of the Company’s product must conform to the relevant regulations regarding commodity price control, and be filed with commodity price control agency and tax management agency for record.

Article 44    In accordance with “PRC Statistics Form” and the regulations regarding the foreign capital statistics system, the Company provide statistics information and submit statistics report.

Chapter X    Profit

Article 45    The Company collects reserve fund, employee award and benefits fund from the after-tax income in accordance to the PRC tax regulations.  The ratio of reserve fund collected cannot be lower than 10% of after tax income.  The collection can stop if the cumulative amount collected has reached 50% of registered capital.  The ratio of employee award and benefits fund collected is to be determined by the Company.

Article 46    The Company is responsible for its profit and loss and resolve by itself the balance of inflow and outflow of its foreign currency.  The Company cannot distribute profit before the recuperation of previous fiscal years’ losses.  The un-distributed income from previous fiscal years may be distributed together with the current fiscal year’s profit allocated for distribution.

Chapter XI

Article 47    The matters regarding the employment, dismissal and resignation of employees, salary and benefits, labor protection, labor disciplines, etc are processed and handled in adherence to the “PRC Labor Contract Law” and other implementation measures, to ensure that employees work in normal conditions.

Article 48    The Company ahs the right to issue warning, record fault, discipline by demotion and issue dismissal in serious cases.

Article 49    The salary and benefits of the employees are determined by the Board, based on the Company’s circumstance in adherence to the relevant regulations of PRC and are set forth in actual stipulations in the labor contract.

Chapter XII    Insurance

Article 50    All the insurances are underwritten by the China People’s Insurance Company; the type, value and term of the insurances are handled according to the provisions of the China People’s Insurance Company.

Chapter XIII    Labor Organization

Article 51    The Company must set up ground level labor organizations accordingly and develop labor activities in adherence to the “PRC Labor Law”.  The Company must actively support and safeguard the employees’ legal right.

Chapter XIV Term, Termination, Liquidation

Article 52    The operational term of the Company is 50 years, starting from the date of the issuance of the original business license. If Company wants to extend its term, after obtaining board approval, it shall submit an application to the original approval agency six month before the expiration of the license. The term shall be extended only after the approval of the application, and the Company shall also complete the procedure to change its registration to the State Administration of Industry and Commerce.

Article 53    If the Company deems termination of operation fits its maximum interest, it may terminate its operation in advance, and it shall obtain a permission from the administrative agency. The Company may terminate its operation on the happening of any of the following incidences:
1. The term of the business operation expires.
2. Investors decide to dissolve the Company due to bad management.

3. The Company suffers a severe damage and can not continue its operation due to natural disaster, war and other irresistible force.
4. Bankruptcy
5. The Company is revoked because its continuing operation will violate of PRC law and regulation or harm social interest.

Article 54   The Company shall publicly announce its termination of operation in time, it shall liquidate in accordance to relevant legal procedures. Before the liquidation process is completed, foreign investors shall not dispose their assets for purpose other than enforcing the liquidation.

Article 55   Once the Company is liquidated, it shall complete registration revocation process as required by Administration of Industry and Commerce.

Chapter XV Rules and Regulations

Article 56    The rules and regulations the Company enacted through the Board include:
1. Rules and regulations on the business operation, including the responsibilities and working procedures of all the subsidiary administrative branch.
2. Employee manual
3. Labor compensation regulations
4. Employee incentive plan
5. Financial rules and regulations
6. Liquidation procedure of the Company
7. Other necessary rules and regulations

Article 57    The importation of machinery, other products ( see list) and raw material and the exportation of products shall be conducted through the port of Huanggong and Xiamen.

Article 58    Any amendments to this charter shall be approved by the board and original approval agency.

Article 59    The Article is written in Chinese. It shall be approved by PRC approval agency. It is effective on the date of approval.

Investor:  Stand Best Creation Limited
Signature:
Signed at Jingjiang City Bureau of Commerce in 2008